UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 33-82928

Registration Statement No. 33-84394

EAGLE MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2520779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5960 Berkshire Lane, Suite 900

Dallas, Texas 75225

(214) 432-2000

(Address, including zip code, and telephone number,

including area code, of registrants’ principal executive offices)

Eagle Materials Inc. Retirement Plan

(the survivor by merger of the Profit Sharing and Retirement Plan of Eagle Materials Inc.

and the Eagle Materials Inc. Hourly Profit Sharing Plan)

(Full title of the plan)

James H. Graass, Esq.

Executive Vice President, General Counsel and Secretary

Eagle Materials Inc.

5960 Berkshire Lane, Suite 900

Dallas, Texas 75225

(214) 432-2000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Geoffrey L. Newton, Esq.

Baker Botts L.L.P.

2001 Ross Avenue, Suite 900

Dallas, Texas 75201

(214) 953-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

On August 16, 1994, Eagle Materials Inc. (formerly known as Centex Construction Products, Inc.) (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Registration No. 33-82928) (the “Original Salaried Plan Registration Statement”) to register 1,000,000 shares of its common stock, $.01 par value per share (“Common Stock”), for issuance pursuant to the Profit Sharing and Retirement Plan of Eagle Materials Inc. (formerly known as the Profit Sharing and Retirement Plan of Centex Construction Products, Inc.) (the “Salaried Plan”).

Effective January 1, 2019 (the “Effective Date”), the Salaried Plan was merged with and into the Eagle Materials Inc. Hourly Profit Sharing Plan (the “Hourly Plan” and, together with the Salaried Plan, the “Predecessor Plans”), and the name of the Hourly Plan was changed to the Eagle Materials Inc. Retirement Plan (after giving effect to the foregoing merger, the “Surviving Plan”). The Company filed with the Commission a registration statement on Form S-8 (File No. 33-84394) relating to the Hourly Plan (which was formerly known and described in such registration statement as the Centex Construction Products, Inc. Hourly Profit Sharing Plan) on September 27, 1994 (together with the Original Salaried Plan Registration Statement, the “Original Registration Statements”).

As of the Effective Date, all shares of Common Stock previously registered under the Original Registration Statements and not yet issued or sold pursuant to the Predecessor Plans (the “Carryover Shares”) will remain available for issuance and sale under the Surviving Plan.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was disclosed in the Original Registration Statements, the Company is filing this Post-Effective Amendment to the Original Registration Statements (this “Post-Effective Amendment”) to reflect that, as of the Effective Date, the Carryover Shares may be issued under the Surviving Plan and to file as an exhibit hereto a copy of the Surviving Plan and a new opinion as to the legality of the Carryover Shares.

This Post-Effective Amendment amends and supplements the items listed below. All other items of the Original Registration Statements are incorporated herein by reference without change.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the Original Registration Statements, as amended by the Post-Effective Amendment (as so amended, the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Commission are incorporated herein by reference:

1.	our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as filed with the Commission on May 23, 2018;

2.	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, as filed with the Commission on July 30, 2018;

3.	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, as filed with the Commission on October 30, 2018;

4.	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, as filed with the Commission on January 29, 2019;

5.	our Current Reports on Form 8-K, as filed with the Commission on May 11, 2018, May 23, 2018, August 3, 2018, August 13, 2018 and December 12, 2018; and

6.	the description of our Common Stock contained in our Amended Registration Statement on Form 8-A/A, as filed with the Commission on April 11, 2006.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporate Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Certificate of Incorporation

Article VI of the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of Article VI of the Bylaws shall not adversely affect any right or protection of a director of the Company existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

Bylaws

Article VI of the Amended and Restated Bylaws of the Company (as amended, the “Bylaws”) provides that the Company shall indemnify, to the fullest extent permitted by applicable law, including Section 145 of the DGCL, any person who is, or who is threatened to be made, a witness in or a party to an action, suit, arbitration or any other proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the Company’s request as a director, officer or administrator of another enterprise, against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit, arbitration or other proceeding. Pursuant to the Bylaws, this indemnification shall also include advancement of expenses related to such action, suit, arbitration or other proceeding to the fullest extent permitted by the DGCL.

The indemnification and advancement of expenses provided by, or granted pursuant to, Article VI of the Bylaws shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under applicable law, the Bylaws, the Certificate of Incorporation, any agreement, vote of stockholders, resolution of the Board of Directors or otherwise. All rights to indemnification under Article VI of the Bylaws shall be deemed to be a contract right benefiting the applicable director, officer, employee or agent who served in such capacity, pursuant to which such person may sue as if these provisions were set forth in a separate written contract between such person and the Company.

Article VI of the Bylaws also includes provisions that specify the procedures and presumptions which are to be employed to determine whether a person is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in Bylaws varies depending on whether there has occurred a “Change in Control” (as defined in the Bylaws) of the Company.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors, pursuant to which the Company has agreed to indemnify and hold harmless, to the fullest extent permitted by law, each director against any and all expenses (including attorneys’ fees and other costs, expenses and obligations) arising out of or related to any threatened or pending action, suit, arbitration, investigation or other proceeding, whether civil, criminal, administrative or investigative, including, but not limited to, judgments, fines, penalties and amounts paid in settlement, and any interest, assessments or other charges paid or payable in connection with or in respect of any of the foregoing, incurred by the director and arising out of his or her status as a director of the Board of Directors, or his or her service at the Company’s request as a director, officer or administrator of another enterprise. In addition, such indemnification agreements provide that after receipt of an appropriate request by a director, the Company will also advance all expenses, costs and other obligations (including attorneys’ fees) arising out of or related to such matters. The Company will not be liable for payment of any liability or expense incurred by a director on account of acts which, at the time taken, were not taken in good faith or in a manner such person reasonably believed to be in or not opposed to the best interests of the Company.

Insurance

Pursuant to the authority granted by Section 145 of the DGCL and the Company’s Bylaws, the Company is authorized to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise which such person serves at the request of the Company against any expense, liability or loss, whether or not the Company is authorized by the DGCL to indemnify that person. The Company has purchased and maintains such insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Restated Certificate of Incorporation of Eagle Materials Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on April 11, 2006).

4.2	Amended and Restated Bylaws of Eagle Materials Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed with the Commission on May 29, 2007).

4.3	Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2008).

4.4	Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 3, 2012).

4.5	Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 7, 2015).

4.6	Eagle Materials Inc. Retirement Plan.

5.1	Opinion of James H. Graass as to the legality of the Carryover Shares.

23.1	Consent of James H. Graass with respect to the Carryover Shares (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included in signature page of this Post-Effective Amendment).

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that it has submitted the Surviving Plan and will submit any amendment thereto to the Internal Revenue Service (the “IRS”) to the extent required in a timely manner and has made or will make all changes required by the IRS in order to qualify the Surviving Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 31, 2019.

EAGLE MATERIALS INC.

By:	/s/ David B. Powers
Name: David B. Powers
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David B. Powers and James H. Graass and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David B. Powers David B. Powers	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2019

/s/ D. Craig Kesler D. Craig Kesler	Executive Vice President — Finance and Administration and Chief Financial Officer (Principal Financial Officer)	January 31, 2019

/s/ William R. Devlin William R. Devlin	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	January 31, 2019

/s/ F. William Barnett F. William Barnett	Director	January 31, 2019

SIGNATURE	TITLE	DATE

/s/ Richard Beckwitt Richard Beckwitt	Director	January 31, 2019

/s/ Ed H. Bowman Ed H. Bowman	Director	January 31, 2019

/s/ Margot L. Carter Margot L. Carter	Director	January 31, 2019

/s/ George J. Damiris George J. Damiris	Director	January 31, 2019

/s/ Martin M. Ellen Martin M. Ellen	Director	January 31, 2019

/s/ Michael R. Nicolais Michael R. Nicolais	Director	January 31, 2019

/s/ Richard R. Stewart Richard R. Stewart	Director	January 31, 2019

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee which administers the Eagle Materials Inc. Retirement Plan has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 31, 2019.

EAGLE MATERIALS INC. RETIREMENT PLAN

By:	/s/ D. Craig Kesler
Name: D. Craig Kesler
Title: Chairman, Administrative Committee